Exhibit 99.1
RESOLUTE ENERGY CORPORATION RESCHEDULES THIRD QUARTER
EARNINGS CONFERENCE CALL FOR NOVEMBER 23, 2009, 11:30 AM ET
DENVER — Resolute Energy Corporation (NYSE: REN) (“Resolute” or the “Company”), an independent oil and gas company, announced today that it will delay its earnings release and investor conference call for the quarter ended September 30, 2009. The earnings release and investor conference call were previously scheduled for Monday, November 16, 2009.
The earnings call will now take place on November 23, 2009 at 11:30 AM ET. The Company will distribute a press release and will file its Form 10-Q with the SEC prior to the earnings conference call.
The Company noted that the delay is unrelated to any significant changes in Resolute’s financial condition, results of operations or in the effectiveness of the Company’s internal controls. Rather, it is due to the fact that additional time is required to complete technical accounting processes related to Resolute’s recent merger with Hicks Acquisition Company (“Hicks”), which closed on September 25, 2009, five days before the end of the quarterly reporting period. The application of GAAP to this complex transaction, coupled with its off-period close, has necessitated the consolidation of multiple entities for both book and tax purposes and the preparation of two completely separate and complex sets of financial statements.
As required by GAAP, two sets of financial statements will be presented. The first set will show the Company at September 30, reflecting the fact that the transaction was structured as an acquisition of the Resolute predecessor by Hicks. As such, that set of financials will report Hicks’ operating activities for most of the three and nine month measurement periods, and thus are not representative of Resolute’s operations, because Hicks’ operating activities related only to identifying and evaluating prospective acquisition candidates and to general corporate matters. Hicks did not generate any revenues other than interest income earned on the proceeds of its initial public offering. The other set of financial statements required under GAAP cover Resolute pre-acquisition as the predecessor company. These financials will reflect operating activities of Resolute only through September 24, 2009, and as such will not provide a complete picture of Resolute’s operations.
Resolute intends to provide select comparable operating information in its earnings release and conference call, which will provide a better overview of the Company’s results for the third quarter of 2009 and for the nine months ended September 30, 2009.
To participate in the call please dial (888) 753-4238 from the United States, or (574) 941-1785 from outside the U.S. The conference call I.D. number is 40039912. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.
A replay of the call will be available through Monday, December 7, 2009, by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S. The conference call I.D. number is 40039912.

This call will also be available as a live webcast which can be accessed at Resolute’s investor relations website at http://www.rnrc.net/inv_overview.html.
About Resolute Energy Corporation
Resolute is an independent oil and gas company engaged in the acquisition, exploitation and development of oil and gas properties. The company operates producing properties in Utah, Wyoming and Oklahoma and owns exploration properties in Wyoming and Alabama.
Sloane & Company
Nevin Reilly, 212-446-1893
nreilly@sloanepr.com
or
Erica Bartsch, 212-446-1875
ebartsch@sloanepr.com
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